UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 19, 2007

CENTENARY INTERNATIONAL CORP.
(Exact name of registrant as specified in its charter)

Nevada	0-23851	90-0294913
(State of	(Commission	(I.R.S. Employer
Incorporation)	File Number)	Identification No.)

Paraguay 1233 - 3° piso, (C1057AAS)
        Buenos Aires, Argentina
(Address of principal executive offices)

(011-5411) 4811-4040
(Registrant’s telephone number, including area code)

Reconquista 656 - 3° piso - Buenos Aires, Argentina
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Section 5 Corporate Governance and Management.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective November 19, 2007, the size of the Board of Directors of Centenary International Corporation (“Centenary”) was increased from one director to two directors. At that time, Mr. Carlos Fabian De Sousa was elected as a new director of Centenary to serve until the next annual meeting of the shareholders, and until his successor is elected and qualifies.

Carlos Fabian De Sousa (39 years old), was born in Comodoro Rivadavia, Provincia de Chubut, Argentina, on December 7, 1967. He is a Certified Public Accountant and has developed his professional activities since 1993 in the Oil & Gas Industry in Argentina.

Initially Mr. De Sousa worked for Hispano Americana de Petróleos S.A. (HAPSA) as Administration and Financial Manager. HAPSA engaged in the business of drilling oil wells, wells completion, wells workover and intervention and hot oil services.

From 1996 to 1997 Mr. De Sousa worked as an Administration and Financial Advisor for FORASOL - FORAMER in its Latam operations. From late 1998 to middle 2001, Mr. De Sousa was the General Manager of Almeria Austral S.A., a company that provided services of drilling, intervention and completion of wells to the Oil & Gas Industry in Argentina. During this period Almeria Austral S.A. trebled market share reaching 18% of the drilling equipment market in Argentina. Also Mr. De Sousa introduced Almeria Austral S.A. into the workover and wells completion and the construction of wells in the Oil & Gas Industry together with Schlumberger and Pride San Antonio. The main customers developed by Almeria Austral S.A. during that period were; Repsol YPF, Tecpetrol, Perez Companc (Petrobras), AEC (Alberta Energy Company) and Chevron San Jorge.

In 2001, together with Mr. Cristobal Manuel Lopez and Mrs. Muriel Lucia Sosa, Mr. De Sousa founded Oil m&s S.A., where at present he is the Vice President. Mr. De Sousa also owns approximately 30% of Oil m&s S.A. This company has become a principal provider of services for the Oil & Gas Industry in Argentina. Among its main customers are Repsol YPF, PAE (Pan American Energy), SIPETROL, OXI, Apache and Pioneer.

Oil m&s S.A. is one of the most active companies in the exploration market in Argentina and Brazil with operations in the Austral, San Jorge Gulf and Cuyana Basins (Argentina) and Sao Francisco and Solimoes (Brazil) areas.

Mr. De Sousa is the President and General Director of Alcalis de la Patagonia SAIC, a company dedicated to the production of alkali. He is also a Director of Tecnological S.A. (IT developments), Oil Minerals S.A. (real estate) and Oil Construcciones S.A. (building industry). Mr. De Sousa is not a director of any other companies that file periodic reports with the U.S. Securities and Exchange Commission.

It is anticipated that Mr. De Sousa will not be compensated for his services as a director of Centenary. However, Centenary intends to reimburse Mr. De Sousa for any expenses that he incurs as a director of Centenary.

Mr. De Sousa is not related by blood or marriage to any other director, executive officer or to the principal shareholder of Centenary.

Centenary has borrowed funds from Oil m&s S.A., a company of which Mr. De Sousa is an officer and principal shareholder. Mr. Cristobal Manuel Lopez, Centenary’s principal shareholder, is also an officer and principal shareholder of Oil m&s, S.A. The present balance of this loan is approximately $122,333.32. This loan accrues interest at Libor + 2% per annum, is unsecured, and is due upon demand. Except for the funds loaned by Oil m&s, S.A. to Centenary, Mr. De Sousa has not engaged, directly or indirectly, in any transactions with Centenary since the beginning of Centenary’s last fiscal year in which Centenary was or is to be a participant in which the amount involved exceeds the lesser of $120,000 or 1.0% of the average of Centenary’s total assets at year-end for the last three completed fiscal years, and none is contemplated at this time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTENARY INTERNATIONAL CORP. (Registrant)

Date: November 19, 2007	By:	/s/ Hector A. Patron Costas
Hector A. Patron Costas
Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and Director